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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 22, 2010

GOLDEN MINERALS COMPANY
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation or organization)	1-13627 (Commission File Number)	26-4413382 (I.R.S. Employer Identification Number)

350 Indiana Street, Suite 800
Golden, Colorado 80401

Registrant's telephone number, including area code:  (303) 839-5060

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 TABLE OF CONTENTS

Item 2.02 Results of Operations and Financial Condition	3
Item 8.01 Other Events	3
Item 9.01 Financial Statements and Exhibits	19

Signature	20

Item 2.02    Results of Operations and Financial Condition

        On February 22, 2010, Golden Minerals Company issued a press release reporting its fourth quarter and fiscal year 2009 financial results. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

        The information in this Item 2.02, including Exhibit 99.1, is being furnished and shall not be deemed "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 (the "Exchange Act"), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing by the company under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 8.01    Other Events

        We are filing with this Current Report on Form 8-K our audited Consolidated Financials Statements for the year ended December 31, 2009, which are attached hereto as Exhibit 99.2 and incorporated herein by reference. We are also providing selected additional financial information as follows.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis should be read together with the consolidated financial statements of Golden Minerals Company and the selected historical financial data and related notes thereto included in this Current Report on Form 8-K.

Our Company

        Golden Minerals Company ("Golden Minerals" or "we") is the successor to Apex Silver Mines Limited ("ASML") for purposes of reporting under U.S. federal securities laws. In January 2009, ASML and its wholly-owned subsidiary, Apex Silver Mines Corporation, filed voluntary petitions for relief under Chapter 11 bankruptcy proceedings ("Chapter 11") of the U.S. Bankruptcy Code, as more fully described in footnote 3 to the consolidated financial statements. In connection with the Joint Plan of Reorganization (the "Plan"), ASML sold its interest in the San Cristóbal mine to Sumitomo. Substantially all of ASML's remaining assets, including its various subsidiaries that hold the interests in our portfolio of exploration properties, were assigned to us. We were incorporated in Delaware under the Delaware General Corporation Law in March 2009. During November 2009 we finalized the resolution of all Chapter 11 claims and closed the Chapter 11 proceedings. In addition, during December 2009 we finalized the ASML liquidation proceeding in the Cayman Islands, including cancellation of the ASML ordinary shares.

        References in this discussion and analysis to "Successor" refer to Golden Minerals and its subsidiaries on or after March 25, 2009, after emergence from Chapter 11. References to "Predecessor" refer to ASML and its subsidiaries prior to March 25, 2009.

        We are a mineral exploration and mining services company with a diversified portfolio of precious metals and other mineral exploration properties located in or near the traditional precious metals producing regions of Mexico and South America. We are currently focused on the advancement of our El Quevar silver project in northwestern Argentina.

        Our team of mining professionals also provides mine management services. We currently manage the San Cristóbal silver, zinc and lead mine in Bolivia for Sumitomo.

        Currently, our only sources of revenue are associated with our management services agreement, royalty and interest income, and sales of non-core properties for cash. We expect to incur an operating loss for 2010 and future periods unless and until El Quevar or one of our other exploration properties is developed and goes into production. We cannot predict when or if that will occur.

Recent Developments

        Our operations have changed substantially as a result of the sale of the San Cristóbal mine to Sumitomo in connection with emergence from ASML's Chapter 11 proceedings. We no longer own an operating mine. Instead, we have focused our efforts primarily on advancing our El Quevar project and managing the San Cristóbal mine for Sumitomo under the terms of the San Cristóbal Management Services Agreement. We have also continued to make progress in advancing the exploration of our portfolio of exploration properties. Significant events which have occurred subsequent to our inception are described below:

  •
  We completed significant additional drilling at El Quevar. Our field work at El Quevar has now identified 13 target areas believed to have potential for the discovery of additional silver mineralization. Through December 31, 2009, we have drilled a total of 195 holes totaling approximately 38,500 meters at El Quevar. In January 2010, we received an updated independent technical report which estimates 866,000 tonnes of mineralized material in the Yaxtché deposit, our main target at El Quevar, at an average silver grade of approximately 412 grams per tonne.

  •
  The San Cristóbal mine has operated successfully under our management, generating positive operating cash flow for the year ended December 31, 2009. During the year, the mine achieved average concentrator throughput of approximately 44,600 tonnes per day, exceeding the 40,000 tonnes per day designed capacity. Zinc concentrate production during the year was approximately 499,400 tonnes and lead concentrate production during the year was approximately 107,700 tonnes. Payable metal production from the San Cristóbal mine during the year totaled approximately 16.1 million ounces of silver, 246,300 tonnes of zinc and 69,600 tonnes of lead.

  •
  We have continued to advance our field evaluations of our prospects that we believe to be most promising and have initiated or continued drilling at several of our properties. Among these prospects are the vein targets in the mineral rich Zacatecas district of central Mexico, where we have identified four areas that contain silver and base metal values in quartz veins and as disseminations in sedimentary rocks. In Peru, we have developed another potential vein target at our Palca project, where at least four veins exhibit silver values with associated lead, zinc and gold values. We are currently conducting initial drill tests of the Pánuco project in the Zacatecas district and are awaiting results from our recently completed drill program at Elisa de Bordos in Chile.

  •
  Our common stock commenced trading on the Toronto Stock Exchange on July 16, 2009 under the ticker symbol "AUM".

  •
  During 2009 we sold all of our auction rate securities ("ARS") in a secondary market through two brokerage firms. The ARS were illiquid securities, with a carrying value of $5.2 million, which were assigned to us by ASML in connection with the emergence from Chapter 11 proceedings. We received $3.0 million for the securities and recorded a $2.2 million loss on the transactions. At December 31, 2009 we have no remaining ARS investments.

  •
  In November 2009, we sold our 49% joint venture interest in the Platosa project in Mexico to our joint venture partner, Excellon Resources Inc. ("Excellon"). We received a cash payment of $2.0 million and retained a 1% net smelter return royalty over the joint venture properties. The prior agreements between us and Excellon were terminated in connection with the sale.

  •
  In August 2009, we sold three concessions located adjacent to our Zacatecas properties to a wholly-owned subsidiary of Capstone Mining Corp. We received a cash payment of $1.0 million and retained certain sliding scale net smelter royalties on the property, which are based on production quantities and metals prices. The concessions are located outside of our targeted exploration program for the area, and there is currently no production on the concessions.

  •
  We have reached a non-binding agreement in principle to sell to Apogee Minerals Ltd. our subsidiary that owns the Paca Pulacayo exploration property in Bolivia for 5 million common shares of Apogee at closing and an additional 3 million common shares of Apogee and $500,000 to be paid 18 months following closing. The property is currently subject to a joint venture arrangement pursuant to which Apogee has the right to earn up to 60%. Completion of the transaction is subject to negotiation and execution of definitive agreements, approval of our board of directors, consents and approvals of third parties including governmental entities and the Toronto Stock Exchange, and other customary closing conditions. During the fourth quarter 2009 we recorded a $1.7 million impairment charge related to our Paca Pulacayo property to write down the property to its current fair value of $0.8 million.

  •
  In January 2010, we completed a transaction with MH Argentina S.A., a wholly owned subsidiary of Hochschild Mining plc ("Hochschild"), pursuant to which we acquired Hochschild's 35% interest in Minera El Quevar, an Argentine company in which we held the other 65% interest. Minera El Quevar controls approximately 10,000 hectares of the 64,000 hectare El Quevar project, including the Yaxtché target area. We issued 400,000 shares of common stock and warrants to acquire an additional 300,000 shares exercisable for three years at an exercise price of $15.00 per share.

  •
  In January 2010, we completed a private placement with Sentient Global Resources Fund III, LP and SGRF III Parallel I, LP (collectively, "Sentient"), an independent private equity firm in the global resources industry with approximately $1.3 billion under management. In the private placement, we sold to Sentient a total of 844,694 shares of our common stock at a price of Cdn $7.06 (U.S. $6.80) per share, resulting in gross proceeds to us of approximately $5.75 million. Sentient became our largest stockholder, holding 19.9% of our outstanding common stock, not including restricted stock held by our employees.

Hochschild Transaction

        On January 7, 2010, we completed a transaction with Hochschild, pursuant to which we acquired Hochschild's 35% interest in Minera El Quevar, an Argentine company in which we held the other 65% interest. Minera El Quevar controls approximately 10,000 hectares of the 64,000 hectare El Quevar project, including the Yaxtché target area.

        We issued 400,000 shares of common stock to Hochschild and warrants to acquire an additional 300,000 shares of common stock exercisable for three years at an exercise price of $15.00 per share. Hochschild has agreed that it will not, for a two year period, acquire additional shares of our common stock if such acquisition would cause its ownership to exceed 19.9% of our then outstanding common stock.

        Pursuant to the purchase agreement, Hochschild has the right, until January 7, 2012, to participate on a pro rata basis in public offerings or private placements for cash by us in order to permit Hochschild to maintain up to an 11% equity interest, on the same terms and conditions offered to others in such equity offerings or sales. Hochschild has indicated to us that it does not anticipate exercising its pre-emptive right in connection with the public offering contemplated pursuant to the Form S-1 registration statement we filed in October 2009 (the "Public Offering").

        We have agreed to register with the SEC the resale of the common stock issued to Hochschild as well as the shares which may be issued upon exercise of the warrant. We are required to file one registration statement upon demand by Hochschild at any time after May 31, 2010. Our obligation will cease on January 7, 2013.

Sentient Investment

        On January 7, 2010, we completed a private placement with Sentient, an independent private equity firm in the global resources industry with approximately $1.3 billion under management. In the private placement, we sold to Sentient a total of 844,694 shares of our common stock at a price of Cdn$7.06 per share, resulting in gross proceeds to us of approximately $5.75 million. Sentient became our largest stockholder, holding 19.9% of our outstanding common stock, not including restricted stock held by our employees. Sentient has agreed that it will not, for a two year period, acquire additional shares of our common stock if such acquisition would cause its ownership to exceed 22.5% of our outstanding common stock. Dahlman Rose & Company served as the sole placement agent for the transaction and received a fee from us equal to 3.5% of the gross proceeds received from Sentient, or $208,375.

        Under the terms of the purchase agreement, Sentient has the right to purchase, concurrent with the Public Offering, that number of shares of common stock such that Sentient will continue to hold the same percentage of our outstanding common stock after closing of the Public Offering, including the over-allotment option, as it held before such closing. Sentient has indicated to us that it intends to exercise its pre-emptive right in full. However, we do not currently have a binding commitment from Sentient to purchase any shares. Other than its right to purchase concurrent with the Public Offering, Sentient does not have pre-emptive rights.

        In connection with the private placement, we have agreed to nominate one individual designated by Sentient for election to our board of directors, beginning with our annual meeting of stockholders in 2011. Sentient's right to designate one nominee will terminate if it ceases to own at least 17% of our outstanding common stock or if the individual designated by Sentient is not elected by our stockholders.

        We have agreed to register with the SEC the resale of the common stock purchased by Sentient. We are required to file a registration statement with the SEC no later than May 31, 2010 and to cause such registration statement to be declared effective no later than September 30, 2010. If we are unable to meet these deadlines, we may be subject to liquidated damages equal to 1.0% of the aggregate purchase price of the shares purchased by Sentient for every thirty days following the applicable deadline, up to a maximum amount of 3.0% of the aggregate purchase price.

Results of Operations

        In this Form 8-K we include the historical financial statements of the Predecessor. These financial statements have been updated to reclassify the activity of the Predecessor's San Cristóbal mine and related subsidiaries to discontinued operations as the result of the sale of the San Cristóbal mine effective March 24, 2009. Because of the significant differences between the business operations of the Predecessor and Successor companies, the historical performance of the Predecessor may not be indicative of our future performance.

        For the results of continuing operations discussed below, we compare the results of continuing operations of the Predecessor for the 83-day period ended March 24, 2009 and the results of continuing operations of the Successor for the period March 25, 2009 through December 31, 2009 to the results of continuing operations of the Predecessor for the years ended December 31, 2008 and 2007.

        The results of operations of the San Cristóbal mine and related subsidiaries that were sold during the first quarter 2009 are aggregated and presented as discontinued operations of the Predecessor for the 83-day period ended March 24, 2009 and the years ended December 31, 2008 and 2007. The Successor does not report any discontinued operations.

Continuing Operations

        Management Service Fees.    We recorded $12.5 million of management service fee income ($11.1 million and $1.4 million for the Successor and Predecessor, respectively) for the year ended December 31, 2009. Our $11.1 million of revenue is primarily related to the San Cristóbal Management Services Agreement and is comprised of $8.7 million of fees, including $1.1 million for a bonus earned for 2009 under the terms of the agreement, and $1.3 million for reimbursed withholding taxes. The Predecessor recorded management service fees of $5.4 million and $5.4 million for the years ended December 31, 2008 and 2007, respectively. Beginning in mid-2006 ASML entered into an agreement with Minera San Cristóbal S.A. ("MSC"), the Bolivian subsidiary which owned and operated the San Cristóbal mine, whereby it charged MSC $450,000 per month as a management service fee. This arrangement terminated on March 24, 2009, concurrent with the Predecessor's disposition of the San Cristóbal mine. None of the amounts reflected in prior periods pertain to our current San Cristóbal Management Services Agreement.

        Cost of services.    We recorded $3.4 million of costs of services (all related to the Successor) for the year ended December 31, 2009. The cost of services is comprised of reimbursed out-of-pocket costs incurred by us related to the San Cristóbal Management Services Agreement. The Predecessor recorded no cost of services for the years ended December 31, 2008 and 2007.

        Exploration.    Our exploration expenses, including property holding costs and allocated administrative expenses, totaled $16.1 million ($12.6 million and $3.5 million for Successor and Predecessor, respectively) for the year ended December 31, 2009, as compared to $25.4 million and $15.4 million for the years ended December 31, 2008 and 2007, respectively. Exploration expense was incurred primarily in Argentina, Mexico and Peru. During 2008, the Predecessor increased drilling programs and other geologic testing to increase the rate of evaluation of many of its properties. None of the exploration expenses reported relate to the San Cristóbal mine. All of ASML's exploration properties were assigned to us in March 2009 in connection with the emergence from Chapter 11 proceedings.

        Administrative and reorganization.    Administrative expenses totaled $13.2 million ($8.4 million and $4.8 million for the Successor and Predecessor, respectively) for the year ended December 31, 2009, as compared to $17.3 million and $17.7 million for the years ended December 31, 2008 and 2007, respectively. Administrative expenses, including costs associated with being a public company, are incurred primarily by our corporate activities in support of our exploration program and our management services for the San Cristóbal mine. The $8.4 million of administrative expenses we incurred after emergence from bankruptcy is comprised of $2.8 million of professional fees, $3.5 million of employee compensation, $0.5 million of travel expenses and $1.6 million of rents, utilities and other office costs. We anticipate that administrative expenses will remain at similar levels in 2010, with the exception of professional fees, which are expected to decrease as a result of completion of the transactions relating to our emergence from bankruptcy. Reorganization expenses were $4.7 million ($1.0 million and $3.7 million for Successor and predecessor, respectively) for the year ended December 31, 2009. The reorganization expenses relate to expenses for professional services incurred as a result of ASML's bankruptcy filing and the sale of its interest in the San Cristóbal mine to Sumitomo. We incurred $2.2 million of reorganization expenses during the year ended December 31, 2008 and no reorganization expense during the year ended December 31, 2007.

        Loss on Auction Rate Securities.    Loss on ARS investments totaled $3.0 million ($2.2 million and $0.8 million for the Successor and Predecessor, respectively) for the year ended December 31, 2009, as compared to losses of $16.3 million and $34.5 million for the years ended December 31, 2008 and 2007, respectively. The auctions for certain of the Predecessor's ARS began to fail during the third quarter of 2007 and continued to fail through 2009. As a result of the auction failures, the markets for the ARS continued to deteriorate resulting in the Predecessor recognizing impairment charges related to the ARS of $16.3 million and $34.5 million for the years ended December 31, 2008 and 2007, respectively. In connection with the emergence from Chapter 11 proceedings the illiquid ARS securities, with a carrying value of $5.2 million, were assigned to us by ASML. During the second and third quarters of 2009 we were able to sell all of the ARS securities in a secondary market through two brokerage firms, resulting in total proceeds of $3.0 million and the recognition of a $2.2 million loss on the sale. At December 31, 2009 we have no remaining ARS investments.

        Interest and Other Income.    We recorded interest and other income of $2.1 million ($1.1 million and $1.0 million for Successor and Predecessor, respectively) for the year ended December 31, 2009, as compared to $5.6 million and $19.4 million for the years ended December 31, 2008 and 2007, respectively. The $1.1 million Successor interest and other income for the year ended December 31, 2009 includes a $0.5 million gain on the sale of shares of stock we held in a junior mining company. We and the Predecessor held progressively lower average cash and investment balances each preceding year which resulted in lower interest being earned. In addition, interest rates were also lower as compared to each preceding year.

        Royalty Income.    We recorded royalty income from the Platosa property in Mexico on which we retained a net smelter return royalty of $0.5 million ($0.4 million and $0.1 million for us and ASML, respectively) for the year ended December 31, 2009, as compared to $0.4 million and $1.3 million for the years ended December 31, 2008 and 2007. This property was assigned to us in March 2009 in connection with the emergence from Chapter 11 proceedings. The property was being test mined by a joint venture partner, and we and the Predecessor received a royalty for product sold from the test mining operation. During the fourth quarter 2009 we sold our interest in the Platosa property to the joint venture partner, and we received a cash payment of $2.0 million and retained a 1% net smelter return royalty. We recognized a $0.6 million gain on the transaction which is reflected in gain on disposal of assets, net on our consolidated statements of operations. The prior agreements between us and our joint venture partner were terminated in connection with the sale.

        Interest and Other Expense.    We recorded interest and other expense of $0.3 million (all related to the Predecessor) for the year ended December 31, 2009, as compared to $15.8 million and $5.7 million for the years ended December 31, 2008 and 2007, respectively. Interest incurred during the construction of the San Cristóbal mine was capitalized, consequently the 2007 interest expense and other borrowing costs amount is net of $4.9 million of interest capitalized. Interest expense and other borrowing costs, as well as amounts capitalized, was all related to interest incurred on ASML's Convertible Senior Subordinated Notes due 2024, which were cancelled on March 24, 2009 in connection with the emergence from Chapter 11 proceedings. At December 31, 2009 we have no indebtedness.

        Income Taxes.    We are subject to U.S. income taxes on income derived from services provided to the San Cristóbal mine but to date we have not conducted business in the U.S. that generated significant U.S. taxable income. Our income tax provisions of $1.2 million ($1.0 million and $0.2 million for the Successor and Predecessor, respectively) for the year ended December 31, 2009, and $0.6 million and $0.9 million for the years ended December 31, 2008 and 2007, respectively, consist primarily of withholding taxes either accrued or paid to Bolivia in connection with management services provided to the San Cristóbal mine.

        Net Loss attributable to Noncontrolling Interests (formerly Minority Interest).    We allocated gains to the noncontrolling interest of $7.9 million (all related to the Predecessor) for the year ended

December 31, 2009. The 2009 amount is primarily related to Sumitomo's interest in income generated by the San Cristóbal Mine during the period. For the years ended December 31, 2008 and 2007 the Predecessor allocated losses to the noncontrolling interest of $118.1 million and $87.4 million, respectively. The 2008 amount is primarily related to Sumitomo's interest in certain losses related to San Cristóbal property, plant and equipment impairment charges and inventory write downs partially offset by gains related to marking ASML's metal derivative positions to market. For the year ended December 31, 2007 the Predecessor did not allocate certain losses to the noncontrolling interests because generally accepted accounting principles in the United States at that time did not allow for the allocation of losses to the noncontrolling interest if the noncontrolling interest's equity balance is in a deficit position. Consequently, for the year ended December 31, 2007 ASML had absorbed approximately $23.6 million of losses that normally would have been allocated to the noncontrolling interest. When the noncontrolling interest's equity balance returned to positive, as the result of capital contributions and income distributions, the Predecessor was able to allocate the previously absorbed losses to the noncontrolling interest. Accordingly, the $23.6 million loss the Predecessor absorbed during the year ended December 31, 2007 was allocated to the noncontrolling interest during the year ended December 31, 2008. Also, during 2008, Sumitomo advanced an additional $86.9 million to fund its share of operating costs related to the San Cristóbal mine, the Predecessor recorded $14.1 million of interest due Sumitomo on its cumulative share of advances to fund the San Cristóbal mine, and Sumitomo loaned MSC $150.0 million under a working capital facility. All of these transactions were recorded to noncontrolling interest. At December 31, 2009 we did not have any noncontrolling interests that participated in any of our gains or losses.

Discontinued Operations—San Cristóbal.

        The loss from discontinued operations for the year ended December 31, 2009 of $4.2 million was incurred during the 83-day period ended March 24, 2009 as discontinued operations related to the San Cristóbal asset group were sold at that date. We recognized an $8.4 million loss on the sale of the San Cristóbal asset group which is included in discontinued operations for the period. The aggregated results of operations for the discontinued San Cristóbal mine totaled losses of $166.6 million and $24.6 million for the years ended December 31, 2008and 2007, respectively. See Note 4, "Discontinued Operations," in our Consolidated Financial Statements for detailed components of the losses from discontinued operations for each of the periods presented.

Liquidity and Capital Resources

        At December 31, 2009 our aggregate cash and short-term investments totaled $9.0 million, which included $8.6 million of cash and cash equivalents and $0.4 million of short term investments. Our cash and short- and long-term investment balance is significantly lower than the $76.1 million in similar assets held by the Predecessor at December 31, 2008. The decrease is primarily attributable to the transactions related to the Predecessor's Chapter 11 proceedings and our emergence from such proceedings in March 2009, as more fully described in footnote 3 to our consolidated financial statements. For the Successor, during the year 2009, our cash and investment balance decreased by $22.0 million from the $30.8 million as of March 24, 2009, which included illiquid ARS investments recorded at fair value of $5.2 million and cash and cash equivalents of $25.6 million. The decrease was as a result of a net cash outflow of $24.1 million related to our exploration, management services, and general and administrative activities, including the final payment of liabilities and reorganization costs associated with the Predecessor's Chapter 11 proceedings, and a $1.5 million net decrease in the fair value of our investments, partially offset by $3.0 million received in connection with the sale of certain mining concessions in Mexico and $0.6 million received for the sale of an office building in Bolivia. At December 31, 2009 we have no remaining ARS investments.

        In October 2009, we filed with the SEC a registration statement on Form S-1 in connection with a proposed offering of our common stock. We filed our most recent amendment to the registration statement on February 10, 2009. The size of the offering has not yet been determined. If we are able to raise sufficient capital through the offering, we plan to spend the following amounts during 2010 pursuant to our long term business strategy:

  •
  Approximately $30.0 million to fund the advancement of the Yaxtché deposit at our El Quevar project, including the construction of an underground drift and related infrastructure in order to develop additional information regarding the deposit and prepare a feasibility study, including detailed plant engineering;

  •
  Approximately $6.0 million to fund targeted exploration on several of our exploration properties during 2010, including approximately $1 million to complete a first phase drilling program on the Panuco and Muleros targets on our Zacatecas project in Mexico; approximately $2.0 million for exploration activities at the Viejo Campo target and other targets outside of the Yaxtché deposit at El Quevar; and approximately $3.0 million for early stage exploration on our our Palca project in Peru and our Matehuapil and La Pinta projects in Mexico including initial drilling and bulk sampling;

  •
  Approximately $5.5 million on other generative exploration activities and property holding costs related to our remaining portfolio of exploration properties conducted through our principal exploration offices located in South America;

  •
  Approximately $8.0 million on general and administrative costs.

        We plan to fund the long term business strategy expenditures described above from our existing cash and investment balances, from the approximately $7.0 million of annual net cash flow from our management services agreement with San Cristóbal (comprised of the annual fee and bonus, net of reimbursed administrative expenses), from the approximately $5.5 million in net proceeds we received in the Sentient private placement in January 2010, from an anticipated $2.0 million of interest and other cash receipts during the period and from the proceeds of the proposed Public Offering of our common stock.

        A significant portion of our expected 2010 cash inflows are payments to be received pursuant to the San Cristóbal Management Services Agreement. The initial term of the San Cristóbal Management Services Agreement has been extended until June 30, 2010 and thereafter may be terminated by Golden Minerals Services Corporation with twelve months' prior notice or by Sumitomo with six months' prior notice. If terminated by Sumitomo, Golden Minerals Services Corporation would be entitled to a $1.0 million termination fee. Golden Minerals Services Corporation would not be required to pay a termination fee. Should Sumitomo terminate the San Cristóbal Management Services Agreement on July 1, 2010, the Company will not receive cashflows from the San Cristóbal Management Services Agreement subsequent to December 31, 2010, and the Company will be unable to rely on the San Cristóbal Management Services Agreement as a source of funding for its business plans subsequent to that date.

        If the El Quevar feasibility study is positive, we currently anticipate that at least an additional $65.0 to $85.0 million would be needed beyond 2010 to complete development and construction of an underground mine and processing facility at El Quevar. This is a preliminary estimate and the actual cost may vary significantly. If the project advances to development and construction, we will need to obtain additional funding in addition to the planned securities offering to continue with the execution of our long term business strategy beyond 2010. There can be no assurance that we will be successful in the anticipated offering or that we will be successful raising additional capital in the future on terms acceptable to us or at all.

        If we do not raise sufficient capital, through the planned securities offering or an alternative source of funding, our Board of Directors has approved a short term business plan to be executed in 2010 whereby until such time as additional funding is obtained we plan to make the following expenditures. Pursuant to the approved short term business plan, during the 12 month period ending December 31, 2010, we would expect to spend approximately $5.2 million to fund the advancement of our El Quevar project, which would entail spending approximately $2.6 million on activities during the first quarter of 2010 which were previously committed, $0.8 million in concession option payments to maintain the El Quevar project concessions, $0.5 million for the completion of certain equipment orders and approximately $1.3 million for the last three quarters of 2010 to maintain key project personnel and advance the pre-feasibility engineering and other technical studies. We would expect to spend $7.1 million on our 2010 exploration program including $3.1 million during the first quarter while we complete drilling programs currently underway. Following completion of the first quarter program, all drilling programs would be suspended and, during the remainder of 2010, we would expect to spend approximately $3.3 million to continue generative exploration activities at our principal exploration offices and $0.7 million on property holding costs. During 2010 we would plan to spend approximately $7.5 million on general and administrative costs.

        We believe that we would be able to fund these short term business plan expenditures from our existing cash and investment balances of $9.0 million at December 31, 2009, the net proceeds of $5.5 million received from the Sentient investment completed during January 2010, the approximately $7.0 million of annual net cash flow from the Management Agreement for the services we provide to the San Cristobal mine (comprised of the annual fee and bonus net of direct administrative expenses) and from an anticipated $2.0 million of interest and other cash receipts during the period. This short term business plan would leave us with a projected cash balance of approximately $4.0 million at December 31, 2010.

        As such, our financial statements have been prepared on a going concern basis, under which an entity is considered to be able to realize its assets and satisfy its liabilities in the normal course of business. However, the budgeted amounts described above are not sufficient to fund the completion of the feasibility study for the El Quevar project or to develop and construct a mine if results from the feasibility study are favorable. In addition, to continue as a going concern beyond 2010 and in order to continue significant advancement of the El Quevar project pursuant to our long term business strategy, we will need to complete the Public Offering or obtain an alternative source of financing. Absent additional financing, we would not have the resources to execute our long term business strategy which may require us to sell assets including the El Quevar project and other exploration properties and substantially reduce or terminate operations.

Critical Accounting Policies and Estimates

        The selection and application of accounting policies is an important process that has developed as our business activities have evolved and as the accounting rules have changed. Accounting rules generally do not involve a selection among alternatives, but involve an implementation and interpretation of existing rules, and the use of judgment, to the specific set of circumstances existing in our business. Discussed below are the accounting policies that we believe are critical to our financial statements due to the degree of uncertainty regarding the estimates or assumptions involved and the magnitude of the asset, liability, revenue or expense being reported.

        The discussion below highlights critical accounting policies for the Company. Certain other policies were relevant to the Predecessor in its capacity as the owner of San Cristóbal. See Note 5, "Summary of Significant Accounting Policies," in our Consolidated Financial Statements for a discussion of those policies.

Adoption of Accounting Standards Requiring Retrospective Application and Other Reclassifications

        On January 1, 2009 we adopted certain provisions of ASC 810 "Consolidation" ("ASC 810") related to noncontrolling interests. A noncontrolling interest, formerly called a minority interest, is the portion of equity in a subsidiary not attributable, directly or indirectly, to a parent. The objective of this Standard is to improve the relevance, comparability, and transparency of the financial information that a reporting entity provides in its consolidated financial statements by establishing accounting and reporting standards related to noncontrolling interests. The provisions of ASC 810 have been applied prospectively, except for the provisions related to the presentation of noncontrolling interests, which have been applied retrospectively for all periods presented. We no longer report minority interest in the "mezzanine," but reflect such noncontrolling interests as a component of total equity in the consolidated balance sheets. See Note 18 to the Consolidated Financial Statements for a discussion of noncontrolling interests.

        As a result of the sale of the San Cristóbal mine (see Note 3 to the Consolidated Financial Statements), and per the guidance of ASC 805 "Business Combinations", ("ASC 805") we have retrospectively reclassified historical amounts on the Consolidated Statements of Operations and Comprehensive Income (Loss) for the San Cristóbal mine activity to discontinued operations for all periods presented.

Mineral Reserves

        Mineral reserve estimates involve subjective judgment and are based on numerous assumptions that may later prove to be inaccurate. These estimates include engineering evaluations of assay values derived from samplings of drill holes and other openings. Additionally, changes in the market prices of metals may render certain mineral reserves containing relatively lower grades of mineralization uneconomic to mine. Further, availability of permits, changes in operating and capital costs, and other factors could materially and adversely affect mineral reserves. We have not established proven or probable reserves at any of our exploration properties.

Mineral Properties

        When and if we determine that a mineral property has proven and probable reserves, subsequent development costs are capitalized to mineral properties. When mineral properties are developed and operations commence, capitalized costs are charged to operations using the units-of-production method over proven and probable reserves.

Asset Retirement Obligations

        We record asset retirement obligations in accordance with ASC 410, "Asset Retirement and Environmental Obligations" ("ASC 410"), which establishes a uniform methodology for accounting for estimated reclamation and abandonment costs. According to ASC 410, the fair value of a liability for an asset retirement obligation ("ARO") is recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. An offsetting asset retirement cost is capitalized as part of the carrying value of the assets with which it is associated, and depreciated over the useful life of the asset.

Fresh Start Accounting/Reorganization Value

        Due to our emergence from bankruptcy we applied fresh start accounting effective March 25, 2009 in accordance with ASC 805 "Business Combinations" ("ASC 805") and ASC 852 "Reorganizations" ("ASC 852"). ASC 852 requires, among other things, the determination of the reorganization value of the successor upon emergence from bankruptcy. Reorganization value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair value of our assets was determined with the assistance of a third party valuation expert and a minerals engineering firm, which used available comparable market data and quotations, discounted cash flow analysis, and other methods in determining the appropriate asset fair values.

        Our total equity as of March 25, 2009 reflects our estimated enterprise value following the principles of ASC 852 and ASC 805. As part of our bankruptcy proceedings, an enterprise value ranging from $15 million to $30 million was initially projected based on a blend of valuations using market value multiples for peer companies and an assessment of the underlying values of our mineral properties at the time of the bankruptcy filing. Additional valuation assessments of the fair value of our assets were performed with the assistance of a third party valuation expert and a minerals engineering firm to arrive at our reported equity value at the effective date of $36.5 million. The asset valuations were derived using a combination of income, market and cost approach models depending on the asset. In applying the appropriate valuation model or models, we utilized a variety of economic factors and market data, including discount rates, income tax rates, projections of future metals prices and third party market surveys.

Table of Contractual Obligations

        The following table summarizes our contractual obligations at December 31, 2009:

Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	More Than 5 Years
	(in thousands of $)
Operating leases(1)	1,906	338	785	783	—
El Quevar concession payments(2)	143	29	57	57	—	(4)
Purchase option agreement payments(3)	2,850	700	2,150	—	—

(1)
The operating lease obligations are related to our corporate headquarters office. The current lease expires November 2014.

(2)
We make annual maintenance payments of approximately $28,500 to the Argentine federal government to maintain the El Quevar project concessions. These payments include payments for both owned concessions and concessions under purchase option agreements.

(3)
In addition to the annual maintenance payments to the Argentine federal government, we make payments to the current concession owners for the properties under option agreements in order to retain title to the properties. Amounts shown only include the concessions held by Minera El Quevar, which include the Yaxtché zone, our primary area of interest. Payments associated with other concessions at the El Quevar project are not included because exploration success is historically low and we have the right to terminate the payments and release the concessions at any time.

(4)
We cannot currently estimate the life of the El Quevar project. This table assumes that no annual maintenance payments will be made more than five years after December 31, 2009. If we develop a mine at the El Quevar project, we expect that we would make annual maintenance payments of approximately $28,500 per year for the life of the mine.

        From time to time we enter into lease option agreements related to exploration properties that are of interest to us. These agreements typically contain escalating lease payments required to maintain our exploration rights to the property. Such agreements are not included in the above table because exploration success is historically low and we have the right to terminate the agreements at any time.

Off-Balance Sheet Arrangements

        We do not have any off balance sheet arrangements.

Quantitative and Qualitative Disclosures about Market Risk

Interest Rate Risk

        We invest substantially all of our excess cash in U.S. government and debt securities rated "investment grade" or better. The rates received on such investments may fluctuate with changes in economic conditions. Based on the average cash, restricted cash, investments and restricted investment balances outstanding during the year ended December 31, 2009, a 1% decrease in interest rates would have resulted in a reduction in interest income for the period of approximately $0.1 million.

Foreign Currency Exchange Risk

        Although most of our expenditures are in U.S. dollars, certain purchases of labor, operating supplies and capital assets are denominated in other currencies. As a result, currency exchange fluctuations may impact the costs of our operations. To reduce this risk, we maintain minimum cash balances in foreign currencies and complete most of our purchases in U.S. dollars.

Commodity Price Risk

        One of our primary business activities is the exploration of properties containing silver, zinc, lead, copper, gold and other minerals, As a result, decreases in the price of any of these metals have the potential to negatively impact our ability to establish reserves and develop our exploration properties. None of our properties is in production and we do not currently hold any commodity derivative positions.

SELECTED CONSOLIDATED FINANCIAL DATA

        The selected consolidated financial data for the period ended December 31, 2009 has been derived from our audited financial statements for that period. We emerged from ASML's Chapter 11 proceedings on March 24, 2009. Accordingly, the data provided below for the period March 25, 2009 through December 31, 2009 represents the consolidated financial data for Golden Minerals and the data prior to March 25, 2009 represents the consolidated financial data for our predecessor, ASML. The selected consolidated financial data of ASML for the years ended December 31, 2008, 2007, and 2006 are derived from ASML's audited consolidated financial statements. The selected consolidated financial data of ASML for the year ended December 31, 2005 was derived from our historic financial records. The financial information for all periods presented, except for the period ended December 31, 2009, has been revised for the retrospective adoption of FASB Statement No. 160, "Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51" ("FAS No. 160") and to reflect the San Cristóbal mine activity as discontinued operations. In addition, the amounts included as revenue have been reclassified from a net reduction of operating expenses for all periods presented. No amounts in the cash flow data have been reclassified. Amounts on the balance sheet formerly labeled minority interest are now referred to as noncontrolling interest and are included as a component of equity (deficit). Our financial statements are reported in U.S. dollars and have been prepared in accordance with generally accepted accounting principles in the United States. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this Current Report on Form 8-K.

	The Year Ended December 31, 2009
			The Year Ended December 31,
	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009
			2008	2007	2006	2005
	(Successor)	(Predecessor)
	(in thousands, except per share amounts)
Statement of Operations:
Revenue	$11,067	$1,350	$5,400	$5,400	$2,640	$143
Operating expenses	(27,090)	(11,080)	(46,124)	(36,163)	(28,386)	(23,173)
Other income (expense), net(1)	(3,285)	253,516	(28,392)	(19,567)	14,602	13,682

Net loss from continuing operations before income taxes	(19,308)	243,786	(69,116)	(50,330)	(11,144)	(9,348)
Income taxes	(968)	(165)	(618)	(879)	(749)	(379)

Net income (loss) from continuing operations	(20,276)	243,621	(69,734)	(51,209)	(11,893)	(9,727)
Loss from discontinued operations(2)	—	(4,153)	(166,625)	(24,634)	(510,465)	(57,327)

Net loss	(20,276)	239,468	(236,359)	(75,843)	(522,358)	(67,054)
Net income (loss) attributable to noncontrolling interest(3)	—	(7,869)	118,122	87,399	8,813	16

Net income (loss) attributable to shareholders	$(20,276)	$231,599	$(118,237)	$11,556	$(513,545)	$(67,038)

Net income (loss) per Common Stock / Ordinary Share—basic
Net income (loss) from continuing operations attributable to shareholders	$(6.78)	$4.13	$(1.18)	$(0.87)	$(0.21)	$(0.20)
Net income (loss) from discontinued operations attributable to shareholders	—	(0.20)	(0.82)	1.07	(8.88)	(1.18)

Net income (loss) attributable to shareholders	$(6.78)	$3.93	$(2.01)	$0.20	$(9.09)	$(1.38)

	The Year Ended December 31, 2009
			The Year Ended December 31,
	For The Period March 25, 2009 Through December 31, 2009	For The Period January 1, 2009 Through March 24, 2009
			2008	2007	2006	2005
Net income (loss) per Common Stock Ordinary Share—diluted
Net loss from continuing operations attributable to shareholders	$(6.78)	$(0.06)	$(1.18)	$(0.87)	$(0.21)	$(0.20)
Net income (loss) from discontinued operations attributable to shareholders	—	(0.17)	(0.82)	1.07	(8.88)	(1.18)

Net income (loss) attributable to shareholders	$(6.78)	$(0.23)	$(2.01)	$0.20	$(9.09)	$(1.38)

Weighted average Common Stock / Ordinary Shares outstanding—basic	2,989,562	59,000,832	58,947,025	58,714,935	56,498,416	48,615,586

Weighted average Common Stock / Ordinary Shares outstanding—diluted	2,989,562	69,171,400	58,947,025	58,714,935	56,498,416	48,615,586

Cash Flow Data:
Net cash used in operating activities	$(23,247)	$(13,849)	$(139,554)	$(166,029)	$(70,727)	$(24,338)
Net cash provided by (used in) investing activities	$6,197	$43,043	$(95,842)	$40,254	$(223,012)	$(1,869)
Net cash provided by (used in) financing activities(4)	$—	$(37,297)	$228,383	$116,671	$338,771	$3,275

		At December 31,
	At December 31, 2009
		2008	2007	2006	2005
Balance Sheet Data:
Total assets	$21,700	$606,347	$1,324,911	$1,270,096	$780,511
Long term liabilities	$651	$73,504	$1,040,098	$1,278,474	$467,743
Noncontrolling interest	$794	$150,792	$—	$40	$34
Parent company's shareholder's equity (deficit)	$17,764	$(199,080)	$(84,101)	$(103,290)	$227,229

(1)
The predecessor period ended March 24, 2009 includes a $248.2 million gain from extinguishment of debt and a $9.1 million fresh start accounting gain both related to the reorganization and emergence from Chapter 11 bankruptcy.

(2)
Amounts shown for the years ended December 31, 2008, 2007, 2006 and 2005 include gains and losses related to ASML's open metals derivative positions, including realized cash losses related to the settlement of the positions during 2008 and 2007 and unrealized mark-to-market gains and losses during 2008, 2007, 2006 and 2005. The 2008 amount also includes a $63.1 million gain related to the sale of our retained interest in Sumitomo's share of future silver and zinc production from the San Cristóbal mine. The 2006 amount also includes a $199.6 million gain related to the sale to Sumitomo of a 35% interest in the subsidiaries that own and operate the San Cristóbal mine.

(3)
In accordance with generally accepted accounting principles in the United States at the time, we did not allocate losses to the noncontrolling interest in excess of the minority owner's recorded interest in the subsidiary and at December 31, 2007 and 2006, we had absorbed approximately $23.6 million and $98.8 million of losses, respectively, that normally would have been allocated to the noncontrolling interest. During 2008 and 2007, $23.6 million and $75.2 million of the losses previously absorbed were recouped and included in noncontrolling interest in losses of consolidated subsidiaries for the respective periods. See Note 18, "Noncontrolling Interests," in our Consolidated Financial Statements.

(4)
The 2008 amount includes $150.0 million of funding by Sumitomo directly to ASML's San Cristóbal mine. The 2007 amount includes $45.0 million of borrowings under ASML's project finance facility. The 2006 amount includes $180.0 million of borrowings under the project finance facility and $156.8 million of net proceeds from the sale of ordinary shares of Apex Silver.

CONTROLS AND PROCEDURES

Disclosure Controls and Procedures

        The management of Golden Minerals Company has evaluated, under the supervision and with the participation of our Chief Executive Officer and Chief Financial Officer, the effectiveness of our disclosure controls and procedures as of December 31, 2009.

        Based on that evaluation, the Chief Executive Officer and Chief Financial Officer have concluded that, as of December 31, 2009, our disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act), were effective and designed to ensure that (i) information required to be disclosed in our reports filed under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC's rules and instructions, and (ii) information is accumulated and communicated to management, including the Chief Executive Officer and Chief Financial Officer, as appropriate to allow timely decisions regarding required disclosures.

        The management of Golden Minerals Company, including the Chief Executive Officer and Chief Financial Officer, does not expect that our disclosure controls and procedures or our internal controls will prevent all error and all fraud. A control system, no matter how well conceived and operated, can provide only reasonable, not absolute, assurance that the objectives of the control system are met.

        Further, the design of a control system must reflect the fact that there are resource constraints and the benefits of controls must be considered relative to their costs. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that all control issues and instances of fraud, if any, within Golden Minerals Company have been detected.

Management's Report on Internal Control over Financial Reporting

        Management is responsible for establishing and maintaining adequate internal control over financial reporting (as defined in Rule 13a-15(f) under the Exchange Act, as amended). Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009.

        In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission ("COSO") in Internal Control-Integrated Framework. Management has concluded that, as of December 31, 2009, our internal control over financial reporting is effective based on these criteria.

Changes in Internal Control over Financial Reporting

        There have been no changes to Golden Minerals Company's internal control over financial reporting during the quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, Golden Minerals Company's internal control over financial reporting.

Item 9.01    Financial Statements and Exhibits

        (d)   Exhibits

Exhibit No.	Description
99.1	Press release of Golden Minerals Company, dated February 22, 2010, reporting financial results for the fourth quarter and fiscal year 2009.
99.2	Audited Consolidated Financial Statements for the Year Ended December 31, 2009.

 SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

        Date: February 22, 2010

Golden Minerals Company
By:	/s/ Robert P. Vogels
Name: Robert P. Vogels
Title: Senior Vice President and Chief Financial Officer

 EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release of Golden Minerals Company, dated February 22, 2010, reporting financial results for the fourth quarter and fiscal year 2009.
99.2	Audited Consolidated Financial Statements for the Year Ended December 31, 2009.

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TABLE OF CONTENTS
  Item 2.02 Results of Operations and Financial Condition
  Item 8.01 Other Events
  Item 9.01 Financial Statements and Exhibits
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EXHIBIT INDEX